UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to
Section 14(a) of the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN SOFTWARE

Notice of 2023 Annual Meeting of Shareholders & Proxy Statement

Tuesday, August 22, 2023, 3pm Eastern Time

American Software, Inc.
470 East Paces Ferry Rd NE.
Atlanta, GA 30305

AMERICAN SOFTWARE, INC.
470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the 2023 annual meeting of shareholders (the “Annual Meeting”) of AMERICAN SOFTWARE, INC. (the “Company”) will be held at the offices of the Company, 470 East Paces Ferry Road, N.E., Atlanta, Georgia, on Tuesday, August 22, 2023 at 3:00 p.m. for the following purposes:
1.	To elect nine directors of the Company, three of whom will be elected by the holders of Class A Common Shares and six of whom will be elected by the holders of Class B Common Shares.
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending on April 30, 2024.
3.	To conduct an advisory vote on the compensation of our named executive officers.
4.	To conduct an advisory vote to determine the frequency of future advisory votes on the compensation of our named executive officers.
5.	To consider and transact such other business as may properly come before the Annual Meeting.
Only shareholders of record of the Company at the close of business on July 3, 2023 will be entitled to vote at the Annual Meeting.
Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even if they plan to attend the Annual Meeting. If shareholders are present at the Annual Meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the Annual Meeting, as described more fully in the enclosed Proxy Statement.
BY ORDER OF THE BOARD OF DIRECTORS

James R. McGuone,
Secretary
July 27, 2023
IMPORTANT
We encourage you to attend the Annual Meeting. In order that there may be a quorum present at the Annual Meeting, each shareholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company’s expense in soliciting proxies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 22, 2023:
This Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2023 are available at: http://materials.proxyvote.com/029683

PROXY STATEMENT SUMMARY
This Proxy Statement summary highlights information contained elsewhere in this Proxy Statement, which is first being sent or made available to shareholders on or about July 27, 2023. This is only a summary, and we encourage you to read the entire Proxy Statement carefully before voting.
Annual Meeting Details
Time and Date:	3:00 pm Eastern Daylight Time on Tuesday, August 22, 2023
Place:	470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305
Record Date:	Monday, July 3, 2023
Voting:
Holders of Class A common stock as of the Record Date are entitled to vote. Each share of Class A common stock is entitled to one vote for each Class A director nominee and one vote for each of the proposals.

Entry:
You are entitled to attend the Annual Meeting only if you were a shareholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present valid photo identification for admittance. If you do not provide photo identification, you will not be admitted to the Annual Meeting. Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

Meeting Agenda and Board Voting Recommendations
Proposals	Board Voting Recommendation	Page Reference
1. To elect each of H. Allan Dow, W. Dennis Hogue and Thomas L. Newberry, V as our Class A Directors	For	3
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending on April 30, 2024	For	11
3. To approve, on an advisory basis, the compensation of our named executive officers	For	30
4. Approval of the advisory resolution to set the frequency of advisory votes regarding the compensation of our named executive officers on an annual basis.	Annually	31
In addition to the above matters, we will transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Voting Matters
Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you were a shareholder of record as of the Record Date, you have four voting options. You may vote using one of the following methods:

Over the Internet, which you are encouraged to do if you have access to the Internet	By telephone	For those shareholders who request a paper proxy card in the mail, by completing, signing and returning the proxy	By attending the Annual Meeting and voting in person
i | American Software, Inc. 2023 Proxy Statement

Director Nominees
The Company’s board of directors consists of three Class A directors and six Class B directors, each currently serving terms that expire at the Annual Meeting. Class A directors are elected by holders of the Company’s Class A Common Shares, and Class B directors are elected by the Company’s sole holder of Class B Common Shares, Mr. James C. Edenfield, our Executive Chairman.
At the Annual Meeting, shareholders are being asked to re-elect the director nominees identified below to serve in the Classes identified. If re-elected at the Annual Meeting, the Class A and Class B director nominees identified below will serve until the annual meeting of shareholders to be held in 2024.
NAME OF NOMINEE	AGE	PRINCIPAL OCCUPATION; DIRECTORSHIPS	INDEPENDENT	YEAR FIRST ELECTED DIRECTOR	COMMITTEES
CLASS A DIRECTORS:
H. Allan Dow	59	Chief Executive Officer and President of American Software, Inc.	No	2020	N/A
W. Dennis Hogue	70	Chief Executive Officer of Hogue Enterprises, Inc.; Former Senior Partner and Managing Director of ChampionScott Partners	Yes	2001	AC CC NGC
Thomas L. Newberry, V	56	Author; Founder and Chief Executive Officer of The 1% Club, Inc.	Yes	2001	AC CC
CLASS B DIRECTORS:
James C. Edenfield	88	Executive Chairman and Treasurer of American Software, Inc.	No	1971	N/A
Celena Matlock	51	Chief Audit, Risk & ESG Officer of Sierra Space	Yes	(2)	(2)
Matthew G. McKenna	66	Principal of McKenna & Associates, LLC	Yes	2017	AC CC NGC
James B. Miller, Jr.	83	Executive Chairman and Director of Ameris Bancorp, the parent company of Ameris Bank	Yes	2002	AC±† CC±
Lizanne Thomas	66	Partner at Jones Day	Yes	2019	AC CC NGC±
Nicole Wu	44	Chief Financial Officer of PDI Technologies, Inc.	Yes	(1)	AC CC
AC – Audit Committee
CC – Compensation Committee
NGC – Nominating and Governance Committee
(±) – Chairman
(†) – Audit Committee Financial Expert
(1)	On March 1, 2023, Ms. Wu was appointed to the Board, with such appointment becoming effective on April 1, 2023.
(2)	On June 28, 2023, Ms. Matlock was appointed to the Board, with such appointment becoming effective on July 10, 2023. Ms. Matlock has not been appointed to any Board committee at this time.
ii | American Software, Inc. 2023 Proxy Statement

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN SOFTWARE, INC.
TO BE HELD AT
AMERICAN SOFTWARE, INC.
470 EAST PACES FERRY ROAD, N.E.
ATLANTA, GEORGIA
ON AUGUST 22, 2023
GENERAL INFORMATION
This Proxy Statement is furnished to Class A shareholders of American Software, Inc. (the “Company”) by the Board of Directors of the Company, in connection with the solicitation of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Company’s offices on Tuesday, August 22, 2023 at 3:00 p.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about July 27, 2023.
The mailing address of the Company’s executive office is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. The Company’s website is www.amsoftware.com. Information from the Company’s website is not incorporated by reference into any portion of this Proxy Statement.
Proposals
If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, subject to the broker non-vote rules discussed under “Broker Non-Votes” below, the proxy will be voted:
FOR -	Election of H. Allan Dow, W. Dennis Hogue and Thomas L. Newberry, V, as Class A directors.
FOR -	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending on April 30, 2024.
FOR -	Approval of the advisory resolution regarding the compensation of our named executive officers.
FOR -	Approval of the advisory resolution to set the frequency of advisory votes regarding the compensation of our named executive officers on an annual basis.
In addition, a properly executed and returned proxy card gives the authority, subject to the broker non-vote rules, to vote in accordance with the proxy holder’s best judgment on such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the Annual Meeting or personally by attendance at the Annual Meeting, by the person giving the proxy insofar as the proxy has not been exercised at the Annual Meeting and the shareholder attending the Annual Meeting informs the Secretary of the Company of his or her intent to revoke the proxy.
Record Date
The Board of Directors has fixed the close of business on July 3, 2023 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. On July 3, 2023, the Company had outstanding and entitled to vote a total of 32,344,863 Class A Common Shares (“Class A shares”) and 1,821,587 Class B Common Shares (“Class B shares”).
1 | American Software, Inc. 2023 Proxy Statement

Dual Class Capital Structure
Our Company’s dual class capital structure, consisting of Class A shares and Class B shares, has been in place since the Company’s inception. At their option, Class B Shareholders may convert their Class B shares into shares of Class A common stock at any time. Neither the Company nor the Company’s Class A common shareholders have the right or power to unilaterally “recapitalize” the Company’s equity capital structure to eliminate the dual class structure (whether by conversion, buyback, redemption or amendment of the Company’s articles of incorporation), but rather can only do so with the approval of the Class B shareholders. The Company has consistently provided disclosure regarding the control rights of the Class B shareholders to new and existing public shareholders to inform their investment decisions regarding the Company’s Class A common stock.
Unlike many companies with dual class structures, the Company’s Class A directors are elected by the holders of the Company’s Class A stock without any influence from the holders of the Class B stock. Once elected, there is no distinction between Class A or Class B directors and they have the same duties and responsibilities to protect the interests of all shareholders. Our Board and management are also dedicated to shareholder engagement and regularly seek engagement with our largest Class A stockholders. This structure permits our Board to focus on the Company’s mission and long-term sustainable growth and success. As a part of the Board’s commitment to enhancing its corporate governance practices, the Board, under the direction of its Nomination and Corporate Governance Committee, is initiating a review of financial and structural alternatives available to create stockholder value. In light of recent investor community developments, and with the assistance of outside advisors, the Nomination and Governance Committee is conducting a review of the Company’s corporate structure and dual class structure in coordination with its sole Class B shareholder. The Company does not expect to publicly comment on this review prior to its completion, which is expected to occur within the current fiscal year.
Class A and Class B Shareholder Voting
Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth of a vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the Annual Meeting. The Class A directors and the Class B directors will be elected by a majority of the votes cast by the respective classes. Any other matter submitted to the Annual Meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above) present or represented by proxies at the Annual Meeting. A one-third quorum of 10,781,621 Class A shares and 607,196 Class B shares is required to be present or represented by proxy at the Annual Meeting in order to conduct all of the business expected to come before the Annual Meeting. Votes that are withheld, broker non-votes and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement but will not be counted as a vote for or against the action.
Broker Non-Votes
Broker non-votes occur when a broker or nominee holding shares for a beneficial owner does not vote on a non-routine proposal because the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to such proposal. Rule 452 of the New York Stock Exchange, which has been adopted by the Nasdaq Stock Market, provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. The uncontested election of directors (Proposal 1), the advisory vote on the compensation of our named executive officers (Proposal 3) and the advisory vote regarding the frequency of future advisory votes on the compensation of our named executive officers (Proposal 4) are non-routine matters. Please provide instructions to your broker or nominee on how to vote your shares. If you do not provide such voting instructions, your shares will not be voted for Proposals 1, 3 and 4. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending on April 30, 2023 (“fiscal 2023”) (Proposal 2) is considered a routine matter. Because at least one routine item is to be voted on at the Annual Meeting, shares held in the name of brokers or other nominees and voted on Proposal 2 will be counted for purposes of the quorum requirement, as noted above.
2 | American Software, Inc. 2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS
Overview
The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next annual meeting of shareholders. Of the nine directors to be elected, three are to be elected by the holders of the outstanding Class A shares and six are to be elected by the holders of the outstanding Class B shares. The Class A director nominees for election are named on the enclosed proxy card and include H. Allan Dow, W. Dennis Hogue and Thomas L. Newberry, V. The persons named on the enclosed proxy card intend to vote Class A shares for the election of these Class A director nominees. If any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director. If any of the nominees is unable to serve, the remaining Board members may elect a substitute to fill the resulting vacancy.
It is anticipated that Mr. Edenfield, who owns 100% of the Class B shares, will vote his Class B shares in favor of the election of James C. Edenfield, Celena Matlock, Matthew G. McKenna, James B. Miller, Jr., Lizanne Thomas and Nicole Wu, as Class B directors. Thus, it is expected that each of these nominees will be elected as Class B directors.
Director Background and Qualifications
The Board seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s business, particularly industries and segments that the Company serves. Each of the nominees for election as a director at the Annual Meeting has substantial and meaningful experience in core management skills, such as strategic, financial and operational planning, financial reporting, corporate governance, risk management, and leadership development. The information set forth below includes a summary of each director nominee’s individual qualifications, experience, attributes and skills that we believe add to the strength of our Board of Directors.
Candidates for membership on the Board are recommended by current members of the Board or management. When evaluating candidates for membership on the Board, the Board considers a number of factors, including:
•	business expertise and skills;
•	understanding of the Company’s business and industry;
•	judgment and integrity;
•	educational and professional background; and
•	commitments to other businesses and responsibilities.
The directors, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected as a director of the Company are set forth below.
Director Skills

3 | American Software, Inc. 2023 Proxy Statement

Class A Director Nominees
H. Allan Dow
Age: 59 Director Since: 2020
Mr. Dow was elected as our President in March 2017 and was elected Chief Executive Officer in May 2020. Previously, Mr. Dow served as president of Logility Inc., a subsidiary of the Company, since August 2015 and as that company’s Executive Vice President of Sales from September 2000 to July 2015.

Mr. Dow holds a Bachelor of Science degree in Chemical Engineering from the University of Maine.

Mr. Dow brings to the Board, among other skills and qualifications, his leadership experience as Chief Executive Officer and President of the Company, as well as his track record of sound business judgment and achievement, as demonstrated in over 30 years of experience in strategic planning, sales development, implementation services, and product innovation, particularly in the streamlining, acceleration and optimization of supply chain and retail planning enterprises.

W. Dennis Hogue
Age: 70 Director Since: 2001
Mr. Hogue has served as Chief Executive Officer of Hogue Enterprises, Inc., a commercial manufacturing company, since January 2005. Previously, he served as a Senior Partner and Managing Director of ChampionScott Partners, a global management consulting firm specializing in technology and technology-enabled companies, from November 2013 to September 2019. Since November 2007, Mr. Hogue has also served as President of American Durahomes, a provider of durable and affordable homes. From July 2003 to January 2005, he served as Chief Executive Officer of Datatrac Corporation, a software developer and wireless communications provider for the expedited product delivery industry.

Mr. Hogue earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

Mr. Hogue’s many years of executive-level experience at other companies, his education and training and his in-depth knowledge of the Company’s operations and technology gained from more than twelve years with the Company, from 1983 to 1996, where he served as Group Vice President and in other positions, enable him to provide our Board with strong and capable leadership.

Thomas L. Newberry, V
Age: 56 Director Since: 2001
Mr. Newberry founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship.

Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

Mr. Newberry’s experience as an entrepreneur and a business executive, combined with his leadership in the field of executive performance and motivation, allow him to provide unique and important insights to the Board of Directors whenever the Board addresses motivational and management issues.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” MR. DOW, MR. HOGUE AND MR. NEWBERRY
4 | American Software, Inc. 2023 Proxy Statement

Class B Director Nominees
James C. Edenfield
Age: 88 Director Since: 1971
Mr. Edenfield is a co-founder of the Company and has served as our Executive Chairman since September 2014. Mr. Edenfield previously served as Chief Executive Officer and President from November 1989 to May 2014 and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with, and was a director of, Management Science America, Inc., an Atlanta-based applications software development and sales company.

Mr. Edenfield holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology.

As a co-founder and Executive Chairman of the Company, and with more than 40 years of experience in our industry, Mr. Edenfield provides essential insight and guidance to our Board of Directors from an insider perspective regarding the strategic direction of the Company.

Celena Matlock
Age: 51 Director Since: 2023
Ms. Matlock has served as Chief Audit, Risk and ESG Officer of Sierra Space, a privately held aerospace company, since March 2023. Ms. Matlock previously served as Senior Vice President, ESG, Internal Audit & Compliance for Sierra Space. Prior to joining Sierra Space, Ms. Matlock served as the Senior Vice President, Internal Audit to Aerion Supersonic, an aircraft manufacturer, as an executive consultant at a variety of companies across industries, with an emphasis on diversity, equity and inclusion, and in several executive positions at Warner Media. Prior to that, Ms. Matlock held several executive positions at Turner Broadcasting System, from 2003 to 2014, in financial compliance.

Ms. Matlock holds a Bachelor of Business Administration, Accounting from Boston University.

Among other things, Ms. Matlock’s strong enterprise risk management; financial and IT controls; diversity, equity & inclusion (DEI); and internal audit background make her well-suited serve on the Board of Directors.

Matthew G. McKenna
Age: 66 Director Since: 2017
Mr. McKenna has served as Principal of McKenna & Associates, LLC, a management and consulting advisory firm, since July 2016. Mr. McKenna previously served as Managing Director of Strategy&, a global strategy consulting firm and subsidiary of PricewaterhouseCoopers, from July 2015 to June 2016, and as Senior Executive Advisor of Booz & Company, a global management consulting firm, from January 2008 to June 2015. Prior to serving at Booz & Company, Mr. McKenna held a variety of positions at Booz Allen Hamilton over a 22-year period, including Managing Partner of the company’s Houston office and Energy Operations Sector Practice Leader. From 1981 to 1985, Mr. McKenna served as a Supply Chain Applications Consultant for the Company.

Mr. McKenna holds a B.S. in Engineering from the Georgia Institute of Technology and an MBA from Harvard University.

Mr. McKenna brings to the Board of Directors significant strategy development and implementation experience gained from his long career in management consulting.

5 | American Software, Inc. 2023 Proxy Statement

James B. Miller, Jr.
Age: 83 Director Since: 2002
Mr. Miller is currently the Executive Chairman and a member of the board of directors of each of Ameris Bancorp, a publicly held bank holding corporation, and its wholly-owned subsidiary, Ameris Bank. Prior to July 2019, Mr. Miller was the Chairman of the Board and Chief Executive Officer of Fidelity Southern Corporation, a publicly held bank holding corporation and the parent corporation of Fidelity Bank, positions he held since 1979. He became Chairman of Fidelity Bank in 1998 and served as President of Fidelity Bank from 1977 to 1997 and from 2003 to 2004. Mr. Miller is also chairman of several privately held family real estate businesses.

Mr. Miller holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

Mr. Miller’s extensive leadership experience at two publicly traded bank holding corporations and their wholly-owned subsidiary banks, as well as his board experience with other companies in a variety of industries, bring to the Board the business and financial acumen of an experienced senior executive. We believe his financial expertise and legal background and his prior service on the audit committee of Interface, Inc., a publicly held textile manufacturing company, make him well-qualified to serve on our Board, and in particular to serve as chair of our Audit Committee. The Board has determined that Mr. Miller is an “audit committee financial expert.”

Lizanne Thomas
Age: 66 Director Since: 2019
Ms. Thomas, Of Counsel with Jones Day, a global law firm, served as Partner with that firm for over 30 years. In addition to other leadership roles at the Firm, Ms. Thomas served as Chair of the Firm’s Global Corporate Governance Practice for over ten years. Ms. Thomas serves on the board of directors of the Southern Company, a publicly traded power utility company, and is a trustee for several non-profit organizations. Among her many honors and distinctions, in 2016, Ms. Thomas was named one of the top 100 directors by the National Association of Corporate Directors (NACD).

Ms. Thomas holds a B.A. from Furman University and received her law degree from Washington and Lee University, where she served as Managing Editor of the Law Review.

Ms. Thomas’s substantial corporate governance experience and extensive mergers and acquisitions experience make her well-qualified to serve on the Board.

Nicole Wu
Age: 44 Director Since: 2023
Since 2019, Ms. Wu has served as the Chief Financial Officer of PDI Technologies, Inc., a cloud-based technology company serving convenience retail and petroleum wholesale clients that has successfully grown both organically and via acquisitions during her tenure. Prior to PDI Technologies, Ms. Wu served as the Chief Financial Officer to eVestments, Inc., leading a number of M&A transactions including the sale of that company to NASDAQ. Previously, Ms. Wu held several executive positions at General Electric in division finance, internal audit, and acquisition integrations.

Ms. Wu holds a Bachelor of Science in Business from Shanghai Jiao Tong University in Shanghai, China.

Ms. Wu’s extensive financial and accounting acumen, and her knowledge of and experience with tax, audit and M&A matters makes her well-qualified to serve on the Board.

6 | American Software, Inc. 2023 Proxy Statement

CORPORATE GOVERNANCE
Board Meetings
The Board of Directors held eight meetings during fiscal 2023. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.
Director Attendance at Annual Meetings
Although the Company does not have a policy with regard to Board members’ attendance at the Company’s annual meetings of shareholders, all of the directors are encouraged to attend such meetings. All of the Company’s then serving directors attended the 2022 Annual Meeting.
Director Independence
Because the holders of Class B shares have the right to elect six of the nine directors and Mr. James C. Edenfield owns 100% of the issued and outstanding Class B shares, the Company qualifies as a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Marketplace Rules (the “Nasdaq Rules”). Please see “Security Ownership of Management and Certain Beneficial Owners” below. Therefore, the Company is not subject to certain provisions of Rule 5606(b) and all of Rules 5606(d) and (e) of the Nasdaq Rules that otherwise would require the Company to have (i) a majority of independent directors on the Board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Notwithstanding the foregoing, in an effort to continuously improve its corporate governance practices, the Company formed the Nomination and Corporate Governance Committee during fiscal 2023, which is comprised of independent directors, as defined by Nasdaq standards.
Director Nominations
In light of the voting power of Mr. Edenfield, and because Board vacancies have occurred infrequently, the Board has historically determined that the Board, rather than a nominating committee, was the most appropriate body for identifying director candidates and selecting nominees to be presented at the Annual Meeting of shareholders. However, as a part of the Company’s commitment to regularly enhance its corporate governance practices, the Company formed the Nomination and Corporate Governance Committee of the Board for the purpose of identifying qualified individuals to serve as members of the Board and recommending those individuals for nomination to the Board and submission for shareholder approval. In light of the Nomination and Corporate Governance Committee’s efforts in this regard, the Board has determined that it would not be productive to have a fixed policy with respect to consideration of candidates recommended by security holders. However, if a shareholder communication includes a recommendation of a candidate for director, the Nomination and Corporate Governance Committee will consider that candidate along with any other candidates for a Board position.
Board Tenure
The Board does not have a mandatory retirement age. Instead, the Board believes that directors should be evaluated on their unique perspectives, experiences and ability to contribute to the Board and that long-serving directors provide important perspective and insight based on industry experience and a deep understanding of our long-term plans and objectives. The Board is focused on maintaining a balance between longer serving directors and newer directors with complementary skills, expertise, diverse backgrounds and points of view, which allows for natural turnover and an appropriate pace of Board refreshment. As part of the Board’s ongoing efforts to seek this balance of skills, experience and tenure, the Board elected four new directors since 2019, which comprise nearly half of the members of the Board.
7 | American Software, Inc. 2023 Proxy Statement

Board Diversity
Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board is making a conscious effort to increase the diversity of Board members by recruiting from a highly qualified and diverse pool of candidates. The Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.
BOARD DIVERSITY MATRIX (As of July 27, 2023)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	2
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	2
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Currently, H. Allan Dow, our Chief Executive Officer and President, is serving as the Company’s principal executive officer and Mr. James C. Edenfield serves as the Executive Chairman.
Committees of the Board of Directors
Audit Committee
The Board of Directors has an Audit Committee, which presently consists of Messrs. Miller (Chairman), Hogue, McKenna and Newberry, Ms. Thomas and Ms. Wu. The Audit Committee held five meetings during fiscal 2023, in addition to its consultations with our independent registered public accounting firm and management in connection with review of interim financial statements. The Nasdaq Rules require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the Nasdaq Rules. The Board of Directors has determined that all of the Audit Committee members meet the Nasdaq definition of “independent.”
The Audit Committee has a written charter, which can be found on our website at www.amsoftware.com. The Audit Committee’s charter outlines the composition requirements of the Audit Committee, as described above, as well as its duties and responsibilities. The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of the Audit Committee’s activities to the Board. The functions of the Audit Committee include making an annual recommendation of the independent registered public accounting firm to the Company, reviewing the scope and results of the independent registered public accounting firm’s audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, pre-approving audit services and permitted non-audit services and related fees, and reviewing with management and the independent registered public accounting firm the financial statements to be included in the
8 | American Software, Inc. 2023 Proxy Statement

Company’s annual and quarterly reports and other financial reports. The Board of Directors has determined that James B. Miller, Jr., Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (the “SEC”).
Compensation Committee
The Board has a Compensation Committee, consisting of Messrs. Miller (Chairman), Hogue, McKenna and Newberry, Ms. Thomas and Ms. Wu. During fiscal 2023, the Compensation Committee met on two occasions. The Board has determined that all of the Compensation Committee members meet the Nasdaq definition of “independent.” The Compensation Committee has a written charter, which can be found on our website at www.amsoftware.com. The Compensation Committee’s charter outlines the composition requirements of the Compensation Committee, as well as its duties and responsibilities. The Compensation Committee has authority to establish the compensation of our Executive Chairman and our Chief Executive Officer and President, and to consult with the Executive Chairman about the compensation of the other named executive officers. In addition, the Compensation Committee, acting through the Special Stock Option Committee, has the authority to grant stock options to the Executive Chairman and the other named executive officers under the Company’s Amended and Restated 2020 Equity Compensation Plan (the “2020 Plan”). See “Executive Compensation – Compensation Discussion and Analysis” below for a further discussion of the Compensation Committee and the functions it performs.
Two different committees of the Board administer the 2020 Plan (see “Executive Compensation – Stock Options”), depending on whether the option grant is made to an executive officer, a director or another person. The Special Stock Option Committee, which consists of Messrs. Miller, Hogue, McKenna and Newberry and Ms. Thomas, each a member of the Compensation Committee, administers stock option grants to executive officers and directors. The Stock Option Committee, which consists of James C. Edenfield and H. Allan Dow, administers stock option grants to other employees. The functions of these committees are to grant stock options and establish the terms of those stock options, as well as to construe and interpret the 2020 Plan and previous plans and to adopt related rules and procedures. During fiscal 2023, the Special Stock Option Committee acted by written consent on one occasion and the Stock Option Committee acted by written consent on six occasions in connection with the grant of stock options under the Company’s 2020 Plan.
Nomination and Corporate Governance Committee
Notwithstanding the fact that the Company qualifies as a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Rules, the Board of Directors formed the Nomination and Corporate Governance Committee in fiscal 2023 as a part of its effort to regularly enhance its corporate governance practices. The Nomination and Corporate Governance Committee consists of Ms. Thomas (Chairwoman) and Messrs. McKenna and Hogue, and held three meetings during fiscal 2023. The Nasdaq Rules require nominating committees to be composed of not less than three members who are “independent,” as that term is defined in the Nasdaq Rules. The Board has determined that all of the Nomination and Corporate Governance Committee members meet the Nasdaq definition of “independent.” The Nomination and Corporate Governance Committee will be instrumental in assisting the Board by (i) identifying qualified individuals to serve as members of the Board and recommending those individuals for shareholder approval; (ii) overseeing and periodically reviewing the Company’s corporate governance practices and procedures; and (iii) overseeing the evaluation of the Board and standing committees of the Board. In connection with its recruiting of director candidates, the Nomination and Corporate Governance Committee will, consistent with its fiduciary duties, continue to (y) consider factors such as the individual’s experience, integrity, competence, skills, and dedication in the context of the needs of the Board, and (z) seek to recruit from a diverse pool, taking into account diversity factors such as gender, race, ethnicity, age, experience, and occupation, and Nasdaq’s listing rules regarding Board diversity. The Nomination and Corporate Governance Committee has the authority to select and retain a search firm and other third party advisors to assist the committee in identifying director candidates and otherwise support the committee’s responsibilities. No fees were paid to any third party in connection with the identification of the director nominees identified in this Proxy Statement.
The Nomination and Corporate Governance Committee has a written charter, which can be found on our website at www.amsoftware.com. The Nomination and Corporate Governance Committee’s charter outlines the committee’s composition requirements, as well as its duties and responsibilities.
9 | American Software, Inc. 2023 Proxy Statement

Risk Oversight
We believe that understanding and managing risk is the responsibility of each employee of the Company. However, management is ultimately accountable to our Board of Directors and shareholders for the day-to-day management of risks we face. Our Board, as a whole and through its committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities, strategies or products. Our Board also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all directors, officers and employees of the Company. As part of its review of the corporate governance policies of the Company, the Board of Directors adopted certain amendments to the Code of Conduct, effective May 20, 2020, to (i) better address applicable law and regulatory guidance, (ii) provide additional clarity on acceptable and unacceptable behaviors and actions, and (iii) make other technical, administrative, and non-substantive amendments. The Code of Conduct is available on the Company’s website at www.amsoftware.com/investor-relations/.
Hedging Policy
Our Code of Conduct prohibits our directors and employees from engaging in certain hedging transactions.
Communications Between Shareholders and Directors
Shareholders may contact the Board or any individual director by writing to them c/o Mr. Vincent C. Klinges, Chief Financial Officer, American Software, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. Inquiries sent by mail may be sorted and summarized by Mr. Klinges or his designee before they are forwarded to the addressee.
10 | American Software, Inc. 2023 Proxy Statement

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP (“KPMG”) to serve as its independent registered public accounting firm for the fiscal year ending on April 30, 2024. KPMG acted in such capacity during the fiscal year ended April 30, 2023. This appointment is being presented to the shareholders for ratification. Although the Company is not required to obtain shareholder ratification, the Company has elected to do so in order to provide the shareholders with an opportunity to participate in this decision. In the event that the shareholders do not ratify the appointment of KPMG as the independent registered public accounting firm of the Company, the Board will consider the retention of another independent registered public accounting firm.
The Company expects that representatives of KPMG will attend the 2023 Annual Meeting. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire.
During the fiscal year ended April 30, 2023, the Company engaged KPMG to provide certain audit services, including the integrated audit of the annual consolidated financial statements, quarterly reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, services performed in connection with filing this Proxy Statement and the Annual Report on Form 10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent registered public accounting firm for the Company since 1982. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent registered public accounting firm.
The aggregate fees billed to the Company by KPMG for services rendered during fiscal 2022 and fiscal 2023 are summarized below:
Audit Fees. Fees for audit services totaled approximately $822,000 in fiscal 2022 and approximately $884,000 in fiscal 2023, including fees associated with the annual audit, a purchase accounting review of an acquisition in fiscal 2023 and the reviews of consolidated financial statements in Quarterly Reports on Form 10-Q, including Sarbanes-Oxley 404 audit fees.
Audit Related Fees. There were no fees for audit related services incurred for fiscal 2022 or fiscal 2023.
Tax Fees. There were no fees for tax services, including tax compliance, tax advice and tax planning, billed to the Company by KPMG in fiscal 2022 or in fiscal 2023.
All Other Fees. The Company’s independent registered public accounting firm did not receive fees for other services not described above in fiscal 2022 or in fiscal 2023.
In accordance with the Nasdaq Rules and rules and regulations promulgated by the SEC, the approval of the Audit Committee is required for all independent audit engagement fees, terms and conditions and all permitted non-audit engagements (including the fees, terms and conditions thereof) that the independent registered public accounting firm performs for the Company.
Board Recommendation
The Board believes it is in the best interest of the Company and its shareholders to ratify the appointment of KPMG as its independent registered public accounting firm for the fiscal year ending on April 30, 2024. Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING ON APRIL 30, 2024.
11 | American Software, Inc. 2023 Proxy Statement

AUDIT COMMITTEE REPORT
The following is the Report of the Audit Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2023.
The Board of Directors has adopted a written charter for the Audit Committee. As set forth in the charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare the financial statements of the Company, to plan or conduct audits, or to determine that the financial statements of the Company are complete and accurate and are in accordance with U.S. generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s consolidated financial statements and for maintaining internal controls. The independent registered public accounting firm of the Company is responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows to the Company in conformity with U.S. generally accepted accounting principles.
In fulfilling its responsibilities with respect to the fiscal 2023 audit, the Audit Committee: (1) reviewed and discussed the audited consolidated financial statements for the fiscal year ended April 30, 2023 with Company management and KPMG, the Company’s independent registered public accounting firm; (2) discussed with KPMG the matters required to be discussed pursuant to Statement on Auditing Standards No. 1301, “Communications Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and (3) received the disclosure and the presentation from KPMG required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from the Company.
Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2023 for filing with the Securities and Exchange Commission.
The Nasdaq Rules require audit committees to be composed of not less than three members who are “independent directors,” as that term is defined in the listing requirements. The Audit Committee believes that its members meet the definition of “independent directors” set forth in those rules.
By the Audit Committee:

James B. Miller, Jr., Chairman
W. Dennis Hogue
Matthew G. McKenna
Thomas L. Newberry, V
Lizanne Thomas
Nicole Wu
12 | American Software, Inc. 2023 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
We believe that attracting, retaining and motivating effective executive officers is critical to the overall success of our business. To achieve these goals we have adopted executive compensation programs designed to reward performance and emphasize the creation of shareholder value. For fiscal 2023, our Compensation Committee and Executive Chairman were responsible for establishing executive compensation policies and overseeing executive compensation practices. In the following Compensation Discussion and Analysis, we describe the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “named executive officers”). Our named executive officers for fiscal 2023 are: James C. Edenfield, our Executive Chairman and Treasurer; H. Allan Dow, our Chief Executive Officer and President; and Vincent C. Klinges, our Chief Financial Officer. Please see “Director Background and Qualifications” above for additional information regarding Mr. James C. Edenfield and Mr. H. Allan Dow. Additional information about Mr. Klinges appears below.
Please see the Summary Compensation Table below for detailed components of our named executive officers’ fiscal 2023 compensation.
Current Non-Director Executive Officer
Vincent C. Klinges
Age: 60
Mr. Klinges joined American Software in February 1998 as Vice President of Finance. In September 1999, Mr. Klinges was promoted to Chief Financial Officer, and also became the Chief Financial Officer of Logility, Inc. From July 1995 to February 1998, Mr. Klinges was employed by Indus International, Inc. (formerly known as TSW International, Inc.), a data management company, as Controller. From November 1986 to July 1995, Mr. Klinges held various positions with Dun & Bradstreet, Inc., a publicly traded data management company, including Controller of its software subsidiary, Sales Technologies.

Mr. Klinges holds a Bachelor of Business Administration from St. Bonaventure University.

Oversight of Fiscal 2023 Compensation Program
The Compensation Committee of the Board of Directors is responsible for establishing and reviewing our overall compensation philosophy. The Compensation Committee reviews and establishes all elements of compensation of our Executive Chairman and our Chief Executive Officer and President. With respect to our other executive officers, the Compensation Committee consults with the Executive Chairman about salaries and cash compensation of such other executive officers (other than stock option compensation), but the Executive Chairman has the authority to establish the compensation for such other executive officers, except for stock option compensation. The Compensation Committee acts as the Special Stock Option Committee with respect to stock option grants to all executive officers, including the Executive Chairman. With respect to the major elements of executive compensation plans, the Executive Chairman consults with the Compensation Committee and makes recommendations regarding levels of option grants to specific individuals, as input to the Compensation Committee’s final decision regarding stock option grants.
Executive Compensation Philosophy
We believe that a compensation program which promotes our ability to attract, retain and motivate outstanding executives will help us meet our long-range objectives, thereby serving the interests of the Company’s shareholders. Our executive officer compensation program is designed to achieve the following objectives:
•	Provide compensation opportunities that are competitive with those of companies of a similar size.
•	Create a strong connection between executives’ compensation and our annual and long-term financial performance.
13 | American Software, Inc. 2023 Proxy Statement

•	Include performance-based incentive compensation that offers an opportunity for above-average financial reward to executives without creating incentives for undue business risks.
•	Design incentive compensation benchmarks that closely align the interests of executive officers with those of our shareholders.
Consideration of Peer Companies
In making compensation decisions, the Compensation Committee reviews publicly available information on practices and programs and compensation levels of members of a peer group selected by the Compensation Committee, consisting of technology companies similar to us. The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
During fiscal 2023, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers: Agilysys Inc., Aspen Technology, Inc., Asure Software, Inc., PROS Holdings Inc., The Descartes Systems Group, Inc., eGain Corporation, E2open Parent Holdings, Inc., Kinaxis, Inc., Manhattan Associates, Inc., Model N, Inc., SPS Commerce, Inc., and Computer Task Group, Incorporated (the last is an IT staffing company comparable to the Company’s subsidiary, The Proven Method, Inc.).
While we believe this compensation data provides useful insight into the competitiveness of our compensation packages, the data serves only a reference point and we do not currently target any particular benchmark.
Elements of Compensation
General. We have selected and structured the components of our executive officer compensation in order to achieve our objectives of attracting, retaining and motivating such officers. We consider the components of our compensation program – salary, bonus plan, stock options, and personal benefits such as life insurance and retirement plans – together to achieve a balanced compensation package that addresses the objectives described above, and separately in order to evaluate their reasonableness. Taken as a whole, we believe that these elements of our compensation structure reward past performance and provide appropriate motivation to achieve both long- and short-term objectives that benefit shareholders.
In our approach to executive compensation we generally have emphasized bonus plans and stock options, as we believe those components have the greatest potential for directly aligning the future interests of executive officers with those of shareholders. We also believe that our practice of emphasizing stock option grants, which we have followed for many years, has helped motivate our executives to develop strategies that further our long-term interests. We intend for our executive bonus plans to motivate executive officers in the short term, based upon achieving operating results that enhance shareholder value without taking undue business risks. In reviewing salaries of executive officers, we consider the executive’s previous salary level in light of prior year performance, rate of inflation and trends in executive compensation among our competitors. In selecting insurance and retirement plans, we have taken into account the needs of our entire workforce, on the principle that these plans are most effective and most valued if they are made available across all levels of compensation within the Company.
Base Salaries. We establish the salaries of our named executive officers at levels that we believe are, when viewed in conjunction with their potential bonus income and stock option grants, competitive and reasonable in light of their experience, prior performance and level of responsibility. For fiscal 2023, the Committee reviewed and established the base salary of our Executive Chairman and our Chief Executive Officer and President. With respect to our other executive officers, the Committee consulted with the Executive Chairman, but the Executive Chairman retained the authority to establish the base salary for such executive officers.
14 | American Software, Inc. 2023 Proxy Statement

The following table summarizes the salary arrangements for the named executive officers in the fiscal years ended April 30, 2023 and 2024:
Name	Fiscal 2023 ($)	Fiscal 2024 ($)	Percent Change
James C. Edenfield	548,448	300,000(1)	(45.3%)
H. Allan Dow	741,000	741,000	—
Vincent C. Klinges	421,000	421,000	—
(1)	Effective as of July 1, 2023
Bonuses. Each of our named executive officers has a bonus plan established during the first quarter of a fiscal year, covering that fiscal year. The Compensation Committee establishes the bonus plan for James C. Edenfield, our Executive Chairman, and H. Allan Dow, our Chief Executive Officer and President. Mr. Edenfield, after consulting with the Compensation Committee, establishes the bonus plans for our other named executive officers. In each case, the bonus plan is customized for the individual executive officer. We use these bonus plans, in tandem with stock option grants, as tools to (i) attract and retain qualified executives, (ii) reward executives for their role in achieving specified annual performance goals, and (iii) align our executives’ interests with those of our shareholders. To accomplish this, we establish annual bonus plans with attainable, pre-established, objective performance goals, using formulas tied to important factors that positively affect return on investment. Each year, the Compensation Committee evaluates the performance goals selected for the bonus plan and may select new or additional performance goals for the following fiscal year bonus plan.
Fiscal 2023 Bonuses. For fiscal 2023, the Compensation Committee selected the following financial performance metrics as the general set of metrics upon which to base the bonus plan: revenue, recurring revenue and adjusted EBITDA. Revenue is a GAAP measure reported in the Company’s Annual Report on Form 10-K. The Compensation Committee believes that revenue is one of the most recognizable and objective measures of corporate growth and performance. Recurring revenue consists of revenue received by the Company from its subscription and maintenance businesses. The Committee believes that recurring revenue is a commonly reported GAAP financial measure utilized in our industry that highlights current trends with respect to cloud revenue growth and the retention or conversion of maintenance revenue. Adjusted EBITDA represents our GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense, and has been further adjusted to exclude acquisition activity during the year. The Committee believes that adjusted EBITDA is a meaningful measure that enables the Company to evaluate its cash flow performance relative to annual performance targets.
For each financial performance metric selected for fiscal 2023, our executive officers, including our named executive officers, will receive a minimum bonus amount if the Company achieves its minimum performance goal, with the remaining bonus amount being pro-rated to 100% of a target bonus amount, which would be paid if the Company achieves its target performance goal. If the Company exceeds its target performance goal, the executive officer will receive a bonus amount equal to such executive’s target bonus amount multiplied by the percentage of the Company’s actual performance relative to the Company’s target performance goal. Revenue, recurring revenue, and adjusted EBITDA related to any acquisition made during the fiscal year are excluded for purposes of determining whether a bonus has been earned.
15 | American Software, Inc. 2023 Proxy Statement

For fiscal 2023, the Company’s minimum and target performance goals, and actual performance, are summarized in the following table:
Financial Performance Metric	Minimum Performance Goal ($)	Target Performance Goal ($)	Actual Fiscal 2023 Performance ($)	Achievement %
Revenue	128,000,000	137,000,000	123,659,000	—
Recurring Revenue	79,000,000	86,000,000	84,969,000	85.2%
Adjusted EBITDA	17,300,000	18,000,000	13,639,000	—
Mr. James C. Edenfield’s bonus for fiscal 2023 was determined as follows:
Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	13,933	139,333	33.33%	—
Recurring Revenue	13,933	139,333	33.33%	124,209
Adjusted EBITDA	13,933	139,333	33.33%	—
Total			100%	124,209
Mr. Dow’s bonus for fiscal 2023 was determined as follows:
Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	46,667	466,667	33.33%	—
Recurring Revenue	46,667	466,667	33.33%	404,793
Adjusted EBITDA	46,667	466,667	33.33%	—
Total			100%	404,793
Mr. Klinges’ bonus for fiscal 2023 was determined as follows:
Financial Performance Metric	Minimum Bonus Amount ($)	Target Bonus Amount ($)	Weighting	Actual Bonus Award ($)
Revenue	8,800	88,000	33.33%	—
Recurring Revenue	8,800	88,000	33.33%	77,062
Adjusted EBITDA	8,800	88,000	33.33%	—
Total			100%	77,062
Fiscal 2024 Bonuses. Similar to the fiscal 2023 bonuses, bonuses for the Company’s fiscal year ending on April 30, 2024 (“fiscal 2024”) will only be funded to the extent that the Company achieves its minimum targets, which are based on fiscal 2024 results.
Stock Option Awards. The Compensation Committee, which is responsible for grants of stock options to the named executive officers, believes that granting stock options to executive officers is an effective means to reward them for their prior performance, serve as an incentive for promotion of Company profitability and other long-term objectives, and maintain their overall compensation at competitive levels. Thus, option grants reflect both a retrospective and prospective approach to executive compensation. As compared to our executive bonus plans, stock options address longer term compensation and incentives. To establish option grant levels, the Compensation Committee has monitored developments and trends among publicly held technology companies regarding equity and non-equity based incentive compensation. The Compensation Committee continues to believe that stock options represent the most efficient and effective means for the Company to achieve the objectives described above.
The Compensation Committee, acting through the Special Stock Option Committee, typically grants stock options to executive officers once annually, usually during the month of June or July, while the salary and bonus plans
16 | American Software, Inc. 2023 Proxy Statement

for executives are being considered and finalized and preliminary results are available for the fiscal year just ended. The option exercise prices are fixed as of the close of trading on the grant date and are based on the closing price of our Class A shares, as quoted on the Nasdaq Stock Market. Options granted to executives during the past several years have terms of six years and vest ratably over a five-year period. We expect this practice to continue.
The Compensation Committee did not rely on a quantitative analysis when determining the levels of stock option grants to named executive officers for the 2023 or 2024 fiscal years.
The Compensation Committee developed its decisions on stock option grants based on a qualitative analysis considering the following factors:
•
Executive Chairman Recommendations. The Compensation Committee placed substantial weight on the stock option grant recommendations of the Executive Chairman in fiscal 2023, particularly as to stock option grants to named executive officers other than himself. The Compensation Committee considered several factors, including the Executive Chairman’s intimate knowledge of the role and performance level of each of the named executive officers over an extended time period, demonstrated skill in retaining and motivating our officers and key employees, and emphasis on and effectiveness in managing the business of the Company on a fiscally conservative basis. In part because of these factors, the Compensation Committee ultimately decided to grant stock options in accordance with the Executive Chairman’s stock option grant recommendations.

•
Current and Past Years’ Financial Results. The Compensation Committee observed that our operating performance in fiscal 2023 failed to meet expectations, resulting in only one of the three annual target performance goals being met. Based on this performance, the Compensation Committee determined to eliminate salary increases to our named executive officers for fiscal 2024. To continue incentivizing improved performance in fiscal 2024, the Compensation Committee will continue to provide a significant percentage of our executives’ overall compensation in the form of equity, which further aligns our executives’ interests with those of our shareholders.

•
Perceived Value of Named Executive Officers. The stock option grants to the named executive officers were not at the same level for each individual. The Compensation Committee considered the roles of the named executive officers and their ability, individually, to influence our profitability and position in the marketplace. In fiscal 2023, this resulted in the largest stock option grant being made to Mr. Dow (300,000 shares), followed by grants in descending amounts Mr. Klinges (150,000 shares) and Mr. James C. Edenfield (60,000 shares). In the Compensation Committee’s judgment, these levels of stock option grants reasonably reflected the relative ability of officers holding these positions to affect the performance of the Company.

•
Current and Past Years’ Compensation Packages. The Compensation Committee establishes the overall compensation package of our Executive Chairman and our Chief Executive Officer and President. The Compensation Committee advises on, but does not have the authority to establish, the compensation packages of our other named executive officers, except for stock option grants. Compensation packages for each of our executive officers are established after considering, among other things, the Company’s performance and prior modifications to each executive officer’s compensation.

▪
In reviewing the compensation package of James C. Edenfield, the Compensation Committee noted that his fiscal 2023 salary decreased to $548,448 compared to $554,698 for the prior year, and his target bonus in fiscal 2023 increased to $418,000 compared to $380,000 for fiscal 2022. In light of the fact that Mr. Edenfield will spend more of his time evaluating the Company’s strategic opportunities and managing its investment portfolio while relinquishing operational responsibilities, Mr. Edenfield’s fiscal 2024 salary was lowered significantly to $300,000, and he will no longer participate in the Company’s bonus program, starting with fiscal 2024.

▪
In reviewing the compensation package of H. Allan Dow, the Compensation Committee noted that his fiscal 2023 salary increased to $741,000, compared to $720,000 for the prior year, and his fiscal 2023 target bonus increased to $1,400,000 compared to $1,275,000 for the prior year. Mr. Dow’s salary and target bonus for fiscal 2024 remained flat at $741,000 and $1,400,000, respectively.

17 | American Software, Inc. 2023 Proxy Statement

▪
In reviewing the compensation package of Vince Klinges, the Compensation Committee noted that his fiscal 2023 salary increased to $421,000, compared to $400,000 for the prior year, and his fiscal 2023 target bonus increased to $264,000, compared to $240,000 for the prior year. Mr. Klinges’ salary and target bonus for fiscal 2024 remained flat at $421,000 and $264,000, respectively.

Personal Benefits and Perquisites. We provide a variety of health, retirement and other benefits to all employees. Our executive officers are eligible to participate in the benefit plans on the same basis as all other employees. These benefit plans include participation in the Company’s 401(k) plan (with matching contributions from the Company) and medical, dental, vision, life and disability insurance. Historically, the Company permitted Mr. James C. Edenfield to use a Company-owned automobile and paid for multiple club memberships. However, in December 2021, Mr. Edenfield discontinued his use of the Company-owned automobile, and the Company pays for one club membership, which the company may also use for corporate events. Our Chief Executive Officer and President received a car allowance in fiscal 2023. Otherwise, our executive officers do not receive any personal benefits or perquisites that are not available on a non-discriminatory basis to all employees. The perquisites of the named executive officers in fiscal 2023 were as set forth in the “All Other Compensation” column and footnote 2 to the Summary Compensation Table below.
Other Benefits. We do not provide pension benefit plans, non-qualified contribution plans or other non-qualified deferred compensation options to any of our employees, including our named executive officers.
Consideration of Shareholder Votes on Executive Compensation
In determining executive compensation for fiscal 2023, the Compensation Committee considered the overwhelming shareholder support that the “say-on-pay” proposal received at our 2022 Annual Meeting. After carefully considering such feedback, along with the other factors described above, the Compensation Committee determined to continue to utilize the same elements it has used in previous years, with certain adjustments to provide appropriate motivation to achieve both long- and short-term objectives that benefit shareholders, and to recruit, retain and incentivize key employees.
Impact of Regulatory Requirements
For taxable years beginning before January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallowed a tax deduction to a public company for compensation in excess of $1 million paid to the Company’s chief executive officer and any other executive officer (other than the chief financial officer) required to be reported to its shareholders under the Securities Exchange Act of 1934 (the “Exchange Act”) by reason of such executive officer being one of the four most highly compensated executive officers. However, qualifying performance-based compensation was not subject to the deduction limitation if certain requirements were met.
Congress repealed the exemption for performance-based compensation in new tax legislation enacted December 22, 2017, effective for tax years beginning after December 31, 2017, and expanded the number of employees who will be considered “covered employees” subject to the 162(m) limit to include the Chief Financial Officer (who was previously excluded) and certain former named executive officers. As a result of these changes, compensation exceeding $1 million paid to executive officers covered by Section 162(m)’s deduction limit was not deductible in 2018 nor will it be in future years.
Although we consider the tax implications of Section 162(m) of the Code, we do not have a formal policy in place requiring that part or all compensation must qualify under this section, in order to preserve flexibility with respect to the design of our compensation programs.
Section 409A of the Code provides for certain requirements that a plan that provides for the deferral of compensation must meet, including requirements relating to when payments under such a plan may be made, acceleration of benefits, and the timing of elections under such a plan. Failure to satisfy these requirements will generally lead to an accelerated of timing of inclusion in income of deferred compensation, as well as certain penalties and interest.
18 | American Software, Inc. 2023 Proxy Statement

Compensation Policies and Risk
We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. We are aware that incentive compensation arrangements can be structured in such a way as to encourage undue risk-taking by executives who make decisions that tend to maximize short-term compensation at the expense of the long-term interests of the enterprise. We believe that in the past, our incentive compensation plans have motivated management to act in ways that are consistent with the long-term interests of our shareholders: promoting growth while maintaining substantial cash reserves, avoiding debt, managing expenses and carefully evaluating potential acquisitions. We have structured current incentive compensation arrangements for executive officers in a manner consistent with past practices, and believe that those arrangements contribute to our long-term goals without encouraging undue risk-taking.
Compensation Committee Interlocks and Insider Participation
Since the beginning of fiscal 2023, no member of our Compensation Committee was an officer or employee of the Company, a former officer of the Company or had any relationship with the Company requiring disclosure under SEC regulations. During fiscal 2023, none of our executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or Compensation Committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Compensation Committee’s review and discussions with management, has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended April 30, 2023, as well as the Proxy Statement for the Annual Meeting.
Respectfully submitted by the Compensation Committee of the Board of Directors

James B. Miller, Jr., Chairman
W. Dennis Hogue
Matthew G. McKenna
Thomas L. Newberry, V
Lizanne Thomas
Nicole Wu
19 | American Software, Inc. 2023 Proxy Statement

FISCAL 2023 EXECUTIVE COMPENSATION
Summary Compensation Table
The following table reflects compensation paid to the Company’s named executive officers for fiscal 2021, fiscal 2022 and fiscal 2023.
Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(2) ($)	Total ($)
James C. Edenfield, Executive Chairman and Treasurer	2023	548,448	124,209	—	319,412	—	—	5,871(3)	997,941
	2022	554,698	283,599	—	427,057	—	—	13,727	1,279,081
	2021	598,448	205,195	—	356,848	—	—	18,474	1,178,966
H. Allan Dow, Chief Executive Officer and President	2023	739,343	404,793	—	1,597,060	—	—	18,716(4)	2,759,911
	2022	720,000	951,548	—	2,135,283	—	—	18,620	3,825,451
	2021	660,000	655,900	—	1,189,495	—	—	18,705	2,524,100
Vincent C. Klinges, Chief Financial Officer	2023	421,000	77,062	—	798,530	—	—	3,966(5)	1,300,558
	2022	400,000	179,115	—	1,067,642	—	—	4,048	1,650,805
	2021	366,000	129,160	—	396,498	—	—	4,102	895,760
(1)
The value of stock option awards in this column represents the aggregate grant date fair value of stock option grants made during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation–Stock Compensation. For discussion of relevant assumptions used in calculating the grant date fair value, see Note 6 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2023.

(2)	Amounts shown as “All Other Compensation” are attributable to perquisites, other personal benefits, and other items of compensation that are not reported elsewhere in the Summary Compensation Table.
(3)	Mr. Edenfield’s other compensation includes $3,356 in club membership dues and $2,516 in matching contributions to the Company’s 401(k) plan.
(4)	Mr. Dow’s other compensation includes $13,260 for a car allowance and $5,456 in matching contributions to the Company’s 401(k) plan.
(5)	Mr. Klinges’ other compensation includes $3,966 in matching contributions to the Company’s 401(k) plan.
Employment Agreements
We do not have formal employment contracts with our executive officers covering compensation matters. Accordingly, we set their compensation annually, under compensation plans individualized for each executive officer.
Retention Agreements
Upon recommendation and approval of the Compensation Committee, we entered into retention agreements with each of Messrs. James C. Edenfield, H. Allan Dow and Vincent C. Klinges on July 11, 2016 to provide for severance compensation should their employment be terminated under certain defined circumstances. We believe that such severance arrangements are key components to a competitive compensation package and are in line with companies in our peer group. In addition, we believe that these retention arrangements will help us retain our executive leadership in the event of a possible change in control and should such change in control occur, will help retain executive talent for the new organization.
The retention agreements provide for compensation to the executive in the event the executive’s employment is terminated following the consummation of a “change in control” for reasons other than the executive’s death, retirement, disability or for “cause” (as defined in the respective agreements), or if the executive voluntarily
20 | American Software, Inc. 2023 Proxy Statement

terminates employment for “good reason” (as defined in the respective agreements). The compensation payable under the retention agreements is a lump sum severance payment equal to a multiple of the sum of the executive’s annual base salary plus the executive’s bonus for the prior year as of the date of the change in control. The multiples applicable to each person are as follows:
Name	Multiple
James C. Edenfield	2x
H. Allan Dow	2x
Vincent C. Klinges	1.5x
In addition, following termination of employment after a change in control, each of Messrs. James C. Edenfield, H. Allan Dow and Vincent C. Klinges are entitled to receive health insurance coverage (subject to a COBRA election) and certain other fringe benefits equivalent to those in effect at the date of termination for a period of twenty-four, twenty-four, and eighteen months, respectively. The retention agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The retention agreements expire upon the earlier of the executive’s termination or three years after a change in control of the Company or any successor to the Company.
These retention agreements do not influence the vesting status of outstanding stock options under the 2020 Plan. However, under the 2020 Plan (and its predecessor plan, the 2011 Equity Compensation Plan (the “2011 Plan”)), upon the determination by the Compensation Committee in its role as the Stock Option Committee, in the event of a change in control as defined in the applicable plan, all awards may vest and become immediately exercisable in full.
A calculation of the potential post-employment payments due to our named executive officers under the agreements discussed above, assuming the triggering event for the payments occurred on the last business day of the year ended April 30, 2023, is set forth below under the heading “Potential Payments Upon Termination or Change in Control.”
Stock Options
Stock Option Plan
As of April 30, 2023, we had outstanding stock options and RSUs granted under the 2020 Plan. All directors of the Company and all employees of the Company and its subsidiaries, totaling 394 persons as of April 30, 2023, are eligible to participate in the 2020 Plan. The 2020 Plan became effective on May 29, 2019 and expires on May 29, 2024. Accordingly, it is anticipated that the Company will seek shareholder approval for a successor plan to the 2020 Plan.
As of April 30, 2023, there were 5,273,057 options outstanding that were issued under the 2011 Plan and the 2020 Plan that remain unexercised, of which 1,818,957 were exercisable as of that date.
Stock Option Committees
Two separate committees administer our stock option plans: (i) the Special Stock Option Committee (comprised of Messrs. Miller, Hogue, McKenna and Newberry and Ms. Thomas and Ms. Wu, as members of the Compensation Committee) is responsible for option grants to officers and directors, and (ii) the Stock Option Committee (comprised of James C. Edenfield and H. Allan Dow) is responsible for other option grants. The members of these Committees are not eligible to participate in the portion of the plan that they administer, except pursuant to the formula option grant program for non-employee directors. Under the plans, the functions of these committees are to grant options and establish the terms of those options, as well as to construe and interpret the plans and adopt rules in connection with options that the particular committee grants. Except for the 2020 Plan, the function of these committees is limited to continuing and interpreting the plans.
21 | American Software, Inc. 2023 Proxy Statement

Fiscal 2023 Grants of Stock Options
The following table discloses the potential payouts under the stock options awarded to the named executive officers during the fiscal year ended April 30, 2023.
Name	Grant Date	All Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
James C. Edenfield	6/13/2022	60,000	16.00	16.00	319,412
H. Allan Dow	6/13/2022	300,000	16.00	16.00	1,597,060
Vincent C. Klinges	6/13/2022	150,000	16.00	16.00	798,530
(1)	The stock options vest ratably on the first, second, third, fourth, and fifth anniversaries of the option grant date and expire in six years.
(2)	The exercise price is determined based on the closing price of the shares as traded on the Nasdaq Stock Market on the grant date.
(3)
For purposes of FASB ASC Topic 718, Compensation–Stock Compensation and this table, the grant date fair value of options is determined using the Black-Scholes option valuation model. The following assumptions were made with respect to options issued to Messrs. Edenfield, Dow and Klinges on June 13, 2022: exercise price equal to fair market value of stock on the grant date ($16.00); dividend yield (2.75%); expected volatility rate (42.95%); risk-free interest rate (3.56%); and expected option term of 5 years.

22 | American Software, Inc. 2023 Proxy Statement

2023 Outstanding Equity Awards at Fiscal Year-End
The table below discloses outstanding exercisable and unexercisable stock options outstanding as of April 30, 2023 for the named executive officers.
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)
James C. Edenfield	0	18,000	13.68	6/15/2024
	13,200	36,000	14.55	8/21/2025
	18,000	54,000	15.56	6/24/2026
	12,000	48,000	22.00	8/18/2027
	0	60,000	16.00	6/13/2028
H. Allan Dow	18,253	48,000	11.08	6/7/2023
	240,000	60,000	13.68	6/15/2024
	180,000	120,000	14.55	8/21/2025
	120,000	180,000	15.56	6/24/2026
	60,000	240,000	22.00	8/18/2027
	0	300,000	16.00	6/13/2028
Vincent C. Klinges	64,000	16,000	13.68	6/15/2024
	51,000	34,000	14.55	8/21/2025
	40,000	60,000	15.56	6/24/2026
	30,000	120,000	22.00	8/18/2027
	0	150,000	16.00	6/13/2028
(1)	The number of shares underlying options awarded and the related exercise prices shown in the table are the amounts on the applicable grant date.
(2)	The stock option grants expire in six years and vest ratably on the first, second, third, fourth and fifth anniversaries of the option grant date.
23 | American Software, Inc. 2023 Proxy Statement

2023 Option Exercises and Stock Vested
The following table sets forth the actual value received by the named executive officers upon the exercise of stock options in fiscal 2023.
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James C. Edenfield	38,800	140,106
H. Allan Dow	231,747	290,028
Vincent C. Klinges	75,000	131,964
Potential Payments upon Termination or Change of Control
We entered into retention agreements with Messrs. James C. Edenfield, Dow and Klinges on July 11, 2016. See “Compensation Discussion and Analysis—Retention Agreements.” The following table sets forth in tabular form estimates of the potential post-employment payments due to these named executive officers pursuant to the retention agreements discussed above, assuming the triggering events for the payments occurred on the last business day of the fiscal year ended April 30, 2023.
Name	Cash Severance(1) ($)	Estimated Value of Accelerated Equity Awards ($)	Total ($)
James C. Edenfield	1,664,094	1,239,619	2,903,713
H. Allan Dow	3,381,781	6,763,400	10,145,181
Vincent C. Klinges	900,173	2,760,202	3,660,375
(1)
Consists of a multiple of the executive’s annual base salary plus the executive’s bonus for the prior year as of the date of the change in control. See “Compensation Discussion and Analysis—Retention Agreements” for the multiples applicable to each named executive officer.

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, below is a reasonable estimate about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. H. Allan Dow, our Chief Executive Officer, President and Principal Executive Officer. For fiscal 2023, our last completed fiscal year:
•	The median of the total annual compensation of all employees of our Company (other than Mr. Dow) was $95,645;
•	The total annual compensation of Mr. Dow, as reported in the Summary Compensation Table shown elsewhere in this Proxy Statement, was $2,759,911; and
•
Based on this information and calculated in a manner consistent with Item 402(u) of Regulation S-K, for fiscal 2023, the reasonable estimate of the ratio of the total annual compensation of Mr. Dow, to the median of the total annual compensation of all employees, was 29 to 1.

We used the following methodologies, estimates and assumptions as permitted under SEC rules to identify and select the median employee for purposes of determining our reasonable estimate of pay ratio as set forth above:
•	Reference Date. We chose April 30, 2023, the last day of our fiscal year, as the date to identify our “median employee.”
24 | American Software, Inc. 2023 Proxy Statement

•
Employee Population. Our employee population on April 30, 2023, after taking into consideration the adjustment permitted by SEC rules relating to independent contractors, consisted of approximately 500 individuals. Although independent contractors are part of our workforce, they are not employees of the Company and accordingly, were not included in our employee population.

•
No Exclusions or Adjustments. Although permitted by SEC rules, we did not exclude any of our employees from our employee population in order to determine the median employee, nor did we make any cost-of-living adjustments in identifying the median employee.

•	Annualized Compensation. We annualized the compensation of all employees.
•
Relative Compensation. With respect to the annual total compensation of Mr. Dow, as required by SEC rules, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.

25 | American Software, Inc. 2023 Proxy Statement

PAY VERSUS PERFORMANCE DISCLOSURE

					Value of Initial Fixed $100 investment based on:
Year	Summary Compensation Table Total for CEO;	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($mm)	Adj. EBITDA ($mm)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$2,759,911	(24,534)	1,149,249	243,292	$78	$166	$10.4	$13.7
2022	3,825,451	2,454,375	1,464,943	1,030,883	108	159	12.8	17.3
2021	2,524,100	4,400,545	1,037,363	1,702,074	129	163	8.1	10.0
(a)	Refers to the Company’s fiscal year.
(b)
Reflects compensation amounts reported in the Summary Compensation Table (“SCT”) in the Fiscal 2023 Executive Compensation Section of this Proxy Statement for our CEO, Mr. Dow, for the respective fiscal years shown.

(c)
“Compensation actually paid” to our CEO in each of 2023, 2022 and 2021 reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. “Compensation Actually Paid” may not reflect the actual amount of compensation earned by or paid to the CEO during the applicable year. Allan Dow was CEO for all years presented. For a complete discussion of the Company’s executive compensation program and the Committee’s philosophy and approach, please refer to the Compensation Discussion and Analysis beginning on page 13.

The following table is part of footnote (c):

Amounts Deducted or Added to CEO Compensation Reported in SCT
			Equity Addition to SCT Total for CEO
Year	SCT Total	Less Equity Deductions from SCT	Value of Current Year Equity Awards at April 30 value	Change in value of unvested prior year awards at April 30	Change in value of prior year awards vested in current year	Total Equity Addition to SCT	Total Compensation Actually Paid
		(1)	(2)	(3)	(4)		(5)
2023	$2,759,911	(1,597,060)	790,318	(2,012,501)	34,797	(1,187,385)	(24,534)
2022	3,825,451	(2,135,283)	1,250,894	(1,060,416)	573,729	764,207	2,454,375
2021	2,524,100	(1,189,495)	2,203,851	630,459	231,630	3,065,940	4,400,545
(1)	Represents the grant date fair value of equity-based awards made during each fiscal year.
(2)	Represents the year-end fair value of equity-based awards that were made during the fiscal year.
(3)
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end, with such change in fair value reflecting the change in the year-end stock price during each year.

(4)
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the year, with such change in fair value reflecting the change in stock price from the prior fiscal year-end until the vesting date.

(5)
The amounts in this column are calculated by subtracting the amounts under “Less Equity Deduction from SCT” from, and adding the amounts under “Total Equity Addition to SCT” to, the amounts under “SCT Total” with respect to our CEO.

(d)
Reflects an average of compensation amounts reported in the “Summary Compensation Table” for our non-CEO named executive officers (“NEOs”), for the respective years shown. Included in the averages for the years shown is compensation for James C. Edenfield and Vincent Klinges.

(e)
Average “compensation actually paid” for our non-CEO NEOs in each of 2023, 2022 and 2021 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. Average “Compensation Actually Paid” may not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year.

26 | American Software, Inc. 2023 Proxy Statement

The following table is part of footnote (e):

Amounts Deducted or Added to Non-CEO NEO Average Compensation Reported in SCT
			Equity Addition to SCT Average for Non-CEO NEOs
Year	SCT Average	Less Equity Deductions from SCT	Value of Current Year Equity Awards at April 30 value	Change in value of unvested prior year awards at April 30	Change in value of prior year awards vested in current year	Total Equity Addition to SCT	Average Compensation Actually Paid
		(1)	(2)	(3)	(4)		(5)
2023	1,149,249	(558,971)	276,611	(639,105)	15,508	(346,986)	243,292
2022	1,464,943	(747,349)	437,813	(324,197)	199,674	313,290	1,030,883
2021	1,037,363	(376,673)	697,886	246,220	97,278	1,041,384	1,702,074
(1)	Represents the grant date fair value of equity-based awards made during each fiscal year.
(2)	Represents the year-end fair value of equity-based awards that were made during the fiscal year.
(3)
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end, with such change in fair value reflecting the change in the year-end stock price during each year.

(4)
Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the year, with such change in fair value reflecting the change in stock price from the prior fiscal year-end until the vesting date.

(5)
The amounts in this column are calculated by subtracting the amounts under “Less Equity Deduction from SCT” from, and adding the amounts under “Total Equity Addition to SCT” to, the amounts under “SCT Average” with respect to our Non-CEO NEOs.

(f)	For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of the Company for the measurement periods ending on April 30, 2023, 2022 and 2021, respectively.
(g)	Based on the NASDAQ Computer Index included in our stock performance graph in our annual report to shareholders.
(h)	Reflects “Net Income” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports for the measurement periods ending on April 30, 2023, 2022 and 2021, respectively.
(i)
The Company-selected measure is Adjusted EBITDA. Adjusted EBITDA represents our GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense, and has been further adjusted to exclude acquisition activity during the year.

Financial Performance Measures
As further discussed in our Compensation Discussion and Analysis, with performance-based pay comprising the majority of executive compensation, we believe our current executive compensation program directly links compensation to our financial performance and aligns the interests of our executive officers with those of our shareholders. The following table sets forth financial performance measures that we considered to be the most important to link compensation actually paid to Company performance during 2022.
Key Financial Measures
Revenue
Recurring Revenue
Adjusted EBITDA
27 | American Software, Inc. 2023 Proxy Statement

Analysis of the Information Presented in the Pay versus Performance Table
As demonstrated by the following table, the amount of Compensation Actually Paid to our CEO is aligned with our cumulative total shareholder return (“TSR”) over the three years presented in the table. The alignment of Compensation Actually Paid with the Company’s cumulative TSR over the period presented is because a significant portion of the Compensation Actually Paid to our CEO is comprised of equity awards.

Relationship between Pay and Performance
	2021	2022	2023
CEO Compensation Actually Paid (in millions)	$4.4	$2.5	($0.0)
Average NEO Compensation Actually Paid (in millions)	$1.7	$1.0	$0.2

Company Net Income (in millions)	$8.1	$12.8	$10.4
% Yearly Change	20%	58%	-19%

Company Adjusted EBITDA (in millions)	$10.0	$17.3	$13.7
% Yearly Return	-15%	73%	-21%

Company Total Shareholder Return	$129	$108	$78
% Yearly Return	29%	-16%	-28%
3 year CAGR			-22%

Peer Total Shareholder Return	$163	$159	$166
% Yearly Return	63%	-2%	4%
3 year CAGR			66%
Because a majority of total compensation provided to the CEO and the Non-CEO NEOs is through equity-based grants that vest over multi-year periods, the primary driver of changes in “Compensation Actually Paid” totals for the CEO and Non-CEO NEOs is the change in Company stock price. During fiscal 2021, our stock price increased 29% during the year with stock price increases resulting in higher “Compensation Actually Paid” values for the CEO and Non-CEO NEOs. During fiscal 2022 and fiscal 2023, our stock price declined by 16% and 28%, respectively, compared to a return of -2% and 4% for the NASDAQ Computer Index. We closed fiscal 2022 and fiscal 2023 increasing Adjusted EBITDA when compared to fiscal 2021. However, our stock price changes resulted in 2022 and 2023 “Compensation Actually Paid” values for the CEO and average NEO that were lower than those values in 2021.
With the emphasis on annual equity-based grants that vest over multi-year periods for the CEO and our other Non-CEO NEOs, the Compensation Committee believes that compensation value actually realized by the Company’s officers is directly and strongly aligned with shareholder returns over a multi-year period.
28 | American Software, Inc. 2023 Proxy Statement

DIRECTOR COMPENSATION
For fiscal 2023, the Company compensated the directors who are not employed by the Company at the rate of $50,000 per annum, plus $1,200 for each half-day or $2,400 for each full day meeting of the Board of Directors or any committee of the Board that they attended. The Chairmen of the Audit and Compensation Committees each received an additional $5,000.
Additionally, for fiscal 2023, newly-elected directors who are not employed by the Company automatically receive stock option grants of 10,000 shares each upon their initial election and 4,000 shares each as of the end of each fiscal quarter, with an exercise price equal to the closing market price on the date of each such grant. These options become exercisable one year after the date of grant and expire six years after the date of grant. They do not terminate if the director ceases to serve on the Board of the Company after the options become exercisable.
For fiscal 2024, the Board eliminated meeting fees for directors, as the work of the Board transcends simply participating in meetings. Directors will receive cash compensation of $70,000 annually, paid on a per-fiscal quarter basis, following scheduled quarterly Board meetings. This is an increase of $20,000 per year, offset in part or in full by the elimination of $2,400 per day and $1,200 per half-day of meeting fees. New Board members will be compensated on a pro-rated basis based on the date they join the Board. The additional annual amount of $5,000 paid to each Board Committee Chair remains unchanged and is paid will be paid annually. The Company will also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.
Directors are eligible to receive awards under the Company’s 2020 Plan. Beginning with fiscal 2024 (including Ms. Wu’s appointment, effective April 1, 2023), directors will no longer receive stock options. Instead, Board members will receive annual grants of Restricted Stock Units (“RSUs”) worth approximately $120,000, based on the Company’s closing share price on the award date. The award of RSUs will be subject to the 2020 Plan, or a successor plan, as applicable. The RSUs will vest as Class A common shares of the Company in full one year after the date of grant, subject to the Board members’ continued service on the Board through the vesting date. Until vesting, the RSUs will not entitle a Board member to voting rights, dividends, or other rights or privileges of owning Class A common shares of the Company. In addition, new Board members will receive a grant of RSUs worth approximately $25,000, based on the Company’s closing share price on the date they join the Board.
The following table provides compensation information for non-employee members of our Board for the fiscal year ended April 30, 2023.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non- Equity Inventive Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
W. Dennis Hogue	68,000	—	80,373	—	—	—	148,373
James B. Miller, Jr.	75,600	—	80,373	—	—	—	155,973
Thomas L. Newberry, V	66,800	—	80,373	—	—	—	147,173
Matthew G. McKenna	68,000	—	80,373	—	—	—	148,373
Lizanne Thomas	73,000	—	80,373	—	—	—	153,373
Nicole Wu	—	—	—	—	—	—	—
(1)
The amounts shown in the “Option Awards” column equal the amounts we recognized during fiscal 2023 as compensation expenses for financial reporting purposes as a result of options granted in fiscal 2023. In accordance with FASB ASC Topic 718, stock options issued in fiscal 2023 were valued using the Black-Scholes option valuation model.

29 | American Software, Inc. 2023 Proxy Statement

CERTAIN TRANSACTIONS
On December 8, 2003, our Board of Directors adopted a resolution directing the Audit Committee of the Board of Directors to establish and implement procedures for identifying and conducting an appropriate review of any proposed transaction that meets the definition of “related party transaction” within the meaning of Item 404 of SEC Regulation S-K. In January 2004, the Audit Committee adopted written procedures in accordance with such direction. Under those procedures, the Audit Committee reviews and evaluates any proposed related party transaction and determines whether the terms of such transaction, judged at the time of the determination, are fair to the Company. Our officers are instructed that when a related party transaction is proposed they are to bring it to the attention of the Audit Committee, which then reviews the transaction and makes a determination of whether it meets the above standard. The Audit Committee is required to prepare a report of its deliberations, conclusions and recommendations, and furnish that report to the full Board of Directors. Since May 1, 2022, we were not a party to any transactions involving amounts in excess of $120,000 in which any related person had a direct or indirect interest, and no such transactions are currently proposed.
PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are requesting that our shareholders approve, on an advisory basis, the compensation of our executive officers, each of whom is named in the Summary Compensation Table, as described in the “Compensation Discussion and Analysis” and disclosed in the Summary Compensation Table and related compensation tables and the narrative discussion presented under “Executive Compensation” in this Proxy Statement.
Our executive compensation program has been designed to attract, retain and motivate our executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage our executives to focus on both long- and short-term objectives without encouraging inappropriate risks to achieve performance.
As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and our Board of Directors value the opinions of our shareholders expressed through your vote on this proposal and will consider the outcome of this vote in making future compensation decisions for our executive officers.
Accordingly, we will present the following resolution for vote at our 2023 Annual Meeting:
“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related tables and narrative discussion set forth in the Proxy Statement.”
The proposal to approve, on an advisory basis, the compensation of our executive officers requires the affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.
Each proxy solicited on behalf of our Board of Directors will be voted “FOR” the approval of the compensation of our named executive officers unless the shareholder instructs otherwise in the proxy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE FOREGOING RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

30 | American Software, Inc. 2023 Proxy Statement

PROPOSAL 4: ADVISORY VOTE TO DETERMINE THE FREQUENCY
OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
The Company seeks a non-binding advisory vote from its shareholders to approve the frequency of future votes on executive compensation. Pursuant to the Dodd-Frank Act, every six years we are required to provide our shareholders with the opportunity to vote, on a nonbinding, advisory basis, regarding their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in future proxy statements. By voting with respect to this Proposal 4, shareholders may indicate whether they prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this Proposal 4.
We currently submit an advisory say-on-pay resolution to our shareholders on an annual basis, and the Board continues to believe that, of the three choices, submitting advisory say-on-pay resolutions to shareholders every year is preferable. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Additionally, the Compensation Committee evaluates the compensation of our named executive officers annually. Annual say-on-pay resolutions match the annual focus of this proxy statement disclosure and provide us with the clearest and most timely feedback of the three options. This feedback will be considered by the Compensation Committee in its annual decision-making process. Additionally, the administrative process of submitting an advisory say-on-pay resolution to shareholders on an annual basis has not historically imposed, and is not expected to impose in the future, any substantial additional costs on the Company.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE OPTION OF “EVERY YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
31 | American Software, Inc. 2023 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of June 30, 2023 (unless otherwise indicated), the beneficial ownership of Class A shares and Class B shares by: (i) each person known to management to own beneficially more than 5% of the outstanding shares of our common stock; and (ii) each current director, each nominee for director, each of our named executive officers, and our executive officers and directors as a group. Unless otherwise noted, (i) we believe that each of the beneficial owners set forth in the table has sole voting and investment power, and (ii) the address of each person listed below is 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.
	SHARES BENEFICIALLY OWNED		PERCENT OF CLASS
NAME OF BENEFICIAL OWNER OR DESCRIPTION OF GROUP	CLASS A	CLASS B	CLASS A(1)	CLASS B(1)
Beneficial owners of more than 5%: James C. Edenfield	181,200(2)	1,821,587	*	100%
Kayne Anderson Rudnick Investment Management LLC	3,048,122(3)	—	9.4%	—
Neuberger Berman Group LLC	3,104,946(4)	—	9.6%	—
BlackRock, Inc.	2,306,701(5)	—	7.13%	—
The Vanguard Group	1,991,001(6)	—	6.16%

Directors and Named Executive Officers:
James C. Edenfield	181,200(2)	1,821,587	*	100%
W. Dennis Hogue	107,016(7)	—	*	—
Celena Matlock	-0-	—	*	—
Matthew G. McKenna	74,602(8)	—	*
James B. Miller, Jr.	178,611(9)	—	*	—
Thomas L. Newberry, V	36,000(10)	—	*	—
Lizanne Thomas	55,488(11)	—	*	—
Nicole Wu	-0-	—	*
H. Allan Dow	1,030,368(12)	—	3.1%	—
Vincent C. Klinges	398,838(13)	—	1.2%	—
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10 PERSONS)	2,062,123(14)	1,821,587	6.07%	100.0%
*	Denotes less than 1%.
(1)
Share percentages are based on an aggregate of 32,344,863 Class A shares outstanding as of June 30, 2023, plus options exercisable within 60 days of June 30, 2023. There were 1,821,587 Class B shares outstanding as of June 30, 2023.

(2)
Includes 121,200 shares that may be acquired upon the exercise of Mr. Edenfield’s own stock options exercisable within 60 days and 60,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power.

(3)
Based on Schedule 13G/A dated February 14, 2023. Of this amount, the reporting person has sole voting power as to 1,656,940 shares, shared voting power as to 869,648 shares, sole dispositive power as to 2,178,474 shares, and shared dispositive power as to 869,648 shares. Kayne Anderson Rudnick Investment Management’s reported address is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(4)
Based on Schedule 13G/A dated February 10, 2023. Of this amount, the reporting person has shared voting power as to 3,071,897 shares and shared dispositive power as to 3,104,946 shares. Neuberger Berman Group’s reported address is 1290 Avenue of the Americas, New York, NY 10104.

(5)
Based on Schedule 13G/A dated January 31, 2023. Of this amount, the reporting person has sole voting power as to 2,125,997 shares and sole dispositive power as to 2,163,003 shares. BlackRock’s reported address is 55 East 52nd Street, New York, NY 10055.

32 | American Software, Inc. 2023 Proxy Statement

(6)
Based on Schedule 13G/A dated February 9, 2023. Of this amount, the reporting person has sole voting power as 939,742 shares and sole dispositive power as to 1,869,125 shares. Vanguard’s reported address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Includes 72,000 shares subject to options exercisable within 60 days.
(8)	Includes 57,000 shares subject to options exercisable within 60 days.
(9)	Includes 72,000 shares subject to options exercisable within 60 days.
(10)	Represents shares subject to options exercisable within 60 days.
(11)	Includes 54,000 shares subject to options exercisable within 60 days.
(12)	Includes 900,000 shares subject to options exercisable within 60 days.
(13)	Includes 298,000 shares subject to options exercisable within 60 days.
(14)	Includes 1,610,200 shares subject to options exercisable within 60 days.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and holders of more than 10% of the Class A shares are required under regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review by the Company of copies of these reports filed with the SEC and written representations furnished to the Company by its officers and directors, all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal 2023, except with respect to the following: (i) on February 21, 2023, delinquent Form 4s were filed for each of Messrs Hogue, Newberry and McKenna and Ms. Thomas, regarding a grant of 4,000 shares of the Company’s Class A Common Stock received by each such director on January 31, 2023; and (ii) on March 21, 2023, a delinquent Form 4 was filed for Mr. Dow, regarding Mr. Dow’s exercise of an option to purchase 1,019 shares of Class A Common Stock of the Company and the related acquisition of such shares of Class A Common Stock on March 16, 2023.
SHAREHOLDER PROPOSALS
Proposals of shareholders intended to be presented at the 2024 Annual Meeting must be forwarded in writing and received at the principal executive offices of the Company no later than March 29, 2024, directed to the attention of the Secretary, to be considered for inclusion in the Company’s Proxy Statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.
OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.
The Company will bear the cost of this solicitation of proxies. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.
Copies of the 2023 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from Pat McManus, Investor Relations, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.
Pursuant to SEC rules, we may send a single Annual Report or Proxy Statement to any household at which two or more shareholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” Each shareholder subject to householding will continue to receive a separate proxy card or voting instruction card. We will promptly deliver, upon written or oral request, a separate copy of our Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would
33 | American Software, Inc. 2023 Proxy Statement

prefer to receive your own copy, you may direct requests for separate copies to Pat McManus, Investor Relations, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 or call (404) 364-7615. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.
A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10 K FOR THE FISCAL YEAR ENDED APRIL 30, 2023, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL OWNERS OR SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON JULY 3, 2023, ON REQUEST TO PAT MCMANUS, INVESTOR RELATIONS, 470 EAST PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305.
By Order of the Board of Directors,

James R. McGuone, Secretary
Atlanta, Georgia
July 27, 2023
34 | American Software, Inc. 2023 Proxy Statement

AMERICAN SOFTWARE, INC.
ATTN: PATRICIA MCMANUS
470 E. PACES FERRY ROAD
ATLANTA, GA 30305

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V20757-P96134 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN SOFTWARE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. H. Allan Dow	☐	☐	☐
1b. W. Dennis Hogue	☐	☐	☐
1c. Thomas L. Newberry, V	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. To ratify the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of KPMG LLP to serve as the independent registered public accounting audit firm for the Company for the fiscal year ending April 30, 2024.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 Year for proposal 4.

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. To vote on an advisory basis to determine the frequency of future advisory voting on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V20758-P96134

AMERICAN SOFTWARE, INC.
Annual Meeting of Shareholders
August 22, 2023 3:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James C. Edenfield and H. Allan Dow, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN SOFTWARE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, EDT on August 22, 2023 at the offices of American Software, Inc. located at 470 E. Paces Ferry Road, N.E. Atlanta, GA 30305, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

Continued and to be signed on reverse side